REVONERGY TO BE BACKED BY
INVESTMENT COMPANY BASED IN HONG KONG

LONDON, Feb 10, 2011 (MARKET WIRE) -- Revonergy Inc. ("Revonergy" or the "Company"), (symbol RNRG-OTCBB) announces that the Company has entered into an initial agreement with Hong Kong based Global Financial Network Limited (“Global Financial”).

Global Financial has agreed to purchase up to 20,000,000 restricted shares, at $0.02 cents per share via a private placement.  Global Financial will also receive warrants entitling it to purchase additional 20,000,000 common shares at a price of $0.02 per share until March 31st, 2012.  This initial financing comes to a maximum of $800,000.

The Shares will be restricted and issued pursuant to Regulation S as an exemption to the registration provisions under the Securities Act of 1933.  Regulation S - Rules governing offers and sales of securities made outside the United States without registration under the Securities Act of 1933 and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act.

The proceeds from this private placement will be used towards the Company's operations and for general working capital purposes.

About Revonergy Inc.

Revonergy Inc. is engaged in the acquisition, development and operation of renewable energy power plants globally.  The Company is focused on renewable energy projects that have the potential to generate long-term stable cash flows and renewable energy credits.

Additional information can be found at www.revonergy.com.

IMPORTANT DISCLAIMER: This news release may contain "forward-looking" statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:

Revonergy Inc.
Investor Communications
Jason Knox,  UK: +44 207 993 5700
investor.relations@revonergy.com